Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

July 16, 2010

Apria Healthcare Group Inc.

260 Enterprise Court

Lake Forest, CA, 92630

Ladies and Gentlemen:

We have acted as special counsel to Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $700,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2014 (Series A-1) (the “Series A-1 Notes”) and $317,500,000 aggregate principal amount of 12.375% Senior Secured Notes due 2014 (Series A-2) (the “Series A-2 Notes” and, together with the Series A-1 Notes, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an Indenture (the “Base Indenture”), dated as of May 27, 2009, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of August 13, 2009, among the Company, the guarantors named therein and U.S. Bank National Association (the “First Supplemental Indenture”) and by the Second Supplemental Indenture, dated as of July 13, 2010, among the Company, the guarantors named therein and U.S. Bank National Association (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”). The Exchange Securities will be offered by the Company in exchange (the “Exchange”) for $700,000,000 aggregate principal amount of its outstanding 11.25% Senior Secured Notes due 2014 (Series A-1) and $317,500,000 aggregate principal amount of its outstanding 12.375% Senior Secured Notes due 2014 (Series A-2), as applicable.

Apria Healthcare Group Inc.	-2-	July 16, 2010

We have examined the Registration Statement and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

        1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Apria Healthcare Group Inc.	-3-	July 16, 2010

We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indenture that requires or relates to payment of interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waivers of rights and defenses contained in Sections 11.01 and 14.07 of the Base Indenture, Section 4.02 of the First Supplemental Indenture and Sections 2 and 6 of the Second Supplemental Indenture and (ii) Section 14.13 of the Base Indenture, Section 4.05 of the First Supplemental Indenture and Section 2 of the Second Supplemental Indenture relating to the severability of provisions of the Guarantees, the Notes and the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Florida, we have relied upon the opinion of Holland & Knight LLP, which is being filed as an exhibit to the Registration Statement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the law of the State of Florida.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Guarantors

Subsidiary	Jurisdiction of Organization

Apria Healthcare of New York State, Inc.	New York
Apria Healthcare, Inc.	Delaware
ApriaCare Management Systems, Inc.	Delaware
ApriaDirect.Com, Inc.	Delaware
Coram Alternate Site Services, Inc.	Delaware
Coram Clinical Trials, Inc.	Delaware
Coram Healthcare Corporation of Alabama	Delaware
Coram Healthcare Corporation of Florida	Delaware
Coram Healthcare Corporation of Greater D.C.	Delaware
Coram Healthcare Corporation of Greater New York	New York
Coram Healthcare Corporation of Indiana	Delaware
Coram Healthcare Corporation of Massachusetts	Delaware
Coram Healthcare Corporation of Mississippi	Delaware
Coram Healthcare Corporation of Nevada	Delaware
Coram Healthcare Corporation of New York	New York
Coram Healthcare Corporation of North Texas	Delaware
Coram Healthcare Corporation of Northern California	Delaware
Coram Healthcare Corporation of South Carolina	Delaware
Coram Healthcare Corporation of Southern California	Delaware
Coram Healthcare Corporation of Southern Florida	Delaware
Coram Healthcare Corporation of Utah	Delaware
Coram Healthcare of Wyoming, L.L.C.	Delaware
Coram Homecare of Minnesota, Inc.	Delaware
Coram Service Corporation	Delaware
Coram Specialty Infusion Services, Inc.	Delaware
Coram, Inc.	Delaware
CoramRx, LLC	Delaware
H.M.S.S., Inc.	Delaware
T2 Medical, Inc.	Delaware
HealthInfusion, Inc.	Florida
AHNY-DME LLC	New York
AHNY-IV LLC	New York